UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported)       April 17, 2008
LODGENET INTERACTIVE CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	0-22334	46-0371161

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 West Innovation Street, Sioux Falls, SD		57107

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area codea		(605) 988-1000

n/a

(Former Nme or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
Press Release

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On April 17, 2008, LodgeNet Interactive Corporation (the “Company”) announced the appointment of Mr. John E. (“Jack”) Haire as a director of the Company to fill the remainder of the term of Mr. Richard R. Hylland, who resigned as a director on April 20, 2007. The appointment of Mr. Haire as a director is effective immediately. In addition to serving as a director, Mr. Haire will serve on committees of Company’s board of directors as determined by the board of directors at the next scheduled meeting of the directors at which committee appointments for all board members for the coming year will be determined.
Mr. Haire spent more than 25 years at Time Warner in a variety of senior executive positions. From 2001 to 2005 he served as Executive Vice President of Time Inc. where he ran the Corporate Sales and Marketing Division and chaired the Time Warner Advertising Council. Earlier in his career, Mr. Haire served as publisher of TIME Magazine and President of Fortune/Money Group. Since then, he has served as an advisor to numerous companies, including CNET Networks, Hallmark and Quigo Technologies, where he has focused on assisting those companies in developing advertising strategies. Mr. Haire serves on the boards of The Phoenix Companies, Inc., Concern Worldwide U.S., and The Ireland-U.S. Council.
Mr. Haire received a bachelor’s degree in history from American University in 1974. He is 54 years old.
Mr. Haire will be entitled to the same compensation and other benefits afforded to directors of the Company, but is not a party to any other arrangement or understanding pursuant to which he was named as a director.
A press release related to Mr. Haire’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.
     (d) Exhibits
          99.1       Press Release issued on April 17, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 18, 2008	By /s/ James G. Naro
James G. Naro
Its Senior Vice President, General Counsel, Secretary and Chief Compliance Officer